===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 8-K/A
                          AMENDMENT TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
        Date of Report (Date of Earliest Event Reported) March 14, 1995
                              H. J. HEINZ COMPANY
             (Exact name of registrant as specified in its charter)

       PENNSYLVANIA                  1-3385                  25-0542520
 (STATE OF INCORPORATION)   (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
                                                         IDENTIFICATION NO.)

      600 GRANT STREET, PITTSBURGH, PENNSYLVANIA      15219
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)      (ZIP CODE)

                                  412-456-5700
               REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE

                                 NOT APPLICABLE
             (FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)
===============================================================================

  On March 14, 1995, H. J. Heinz Company completed the acquisition of all of the North American pet food businesses of The Quaker Oats Company as is more fully described in the Current Report on Form 8-K filed on March 29, 1995. Filed herewith as Items 7(a), 7(b) and 7(c) to this Form 8-K/A are the required financial statements, pro forma financial information and exhibits. In addition, Item 5 is hereby amended with additional information related to the Company's debt ratings.

ITEM 5. OTHER INFORMATION.

  On April 7, 1995, Moody's Investors Service lowered the senior debt rating of H. J. Heinz Company from "Aa2" to "A1".

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

    i. The Quaker Oats Company
       North American Pet Food Business Audited Financial Statements

       . Report of Independent Public Accountants
       . Combined Statement of Certain Assets and Liabilities as of June 30,
         1994
       . Combined Statement of Revenues and Expenses for the Year Ended June
         30, 1994
       . Combined Statement of Changes in Equity for the Year Ended June 30,
         1994
       . Combined Statement of Cash Flows for the Year Ended June 30, 1994
       . Notes to the Combined Financial Statements

   ii. The Quaker Oats Company
       North American Pet Food Business Unaudited Interim Financial Statements

       . Combined Statement of Certain Assets and Liabilities as of March 13,
         1995
       . Combined Statements of Revenues and Expenses for the Eight Month and
         Thirteen Day Periods Ended March 13, 1995 and March 13, 1994
       . Combined Statements of Cash Flows for the Eight Month and Thirteen Day
         Periods Ended March 13, 1995 and March 13, 1994
       . Notes to the Combined Financial Statements

(B) PRO FORMA FINANCIAL INFORMATION.

       . Introduction to Unaudited Pro Forma Combined Condensed Financial
         Statements
       . Unaudited Pro Forma Combined Condensed Balance Sheet as of January 25,
         1995
       . Notes to Unaudited Pro Forma Combined Condensed Balance Sheet as of
         January 25, 1995
       . Unaudited Pro Forma Combined Statement of Income for the Nine Months
         Ended January 25, 1995
       . Notes to Unaudited Pro Forma Combined Statement of Income for the Nine
         Months Ended January 25, 1995
       . Unaudited Pro Forma Combined Statement of Income for the Fiscal Year
         Ended April 27, 1994
       . Notes to Unaudited Pro Forma Combined Statement of Income for the
         Fiscal Year Ended April 27, 1994

(C) EXHIBITS.

  23. Consent of Arthur Andersen LLP.

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  H. J. Heinz Company
                                                   (Registrant)

Date: May 30, 1995                                By:   /s/ David R. Williams
                                                      ------------------------
                                                         David R. Williams
                                                     Senior Vice President--
                                                             Finance
                                                   and Chief Financial Officer

ITEM 7A. FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.
- -----------------------------------------------------

                THE QUAKER OATS COMPANY
                NORTH AMERICAN PET FOOD BUSINESS

                COMBINED FINANCIAL STATEMENTS
                AS OF JUNE 30, 1994
                TOGETHER WITH AUDITOR'S REPORT

                              ARTHUR ANDERSEN LLP

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
The Quaker Oats Company
and the Board of Directors of
H.J. Heinz Company:

We have audited the accompanying combined statement of certain assets and liabilities of The North American Pet Food Business (the "Business," as described in Footnote 1) as of June 30, 1994, and the related combined statements of revenues and expenses, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed more fully in Note 3, The North American Pet Food Business was sold to H.J. Heinz Company, a Pennsylvania corporation, and its wholly owned subsidiary Star-Kist Foods Inc., a California Corporation, on March 14, 1995.

In our opinion, the financial statements referred to above present fairly, in all material respects, certain assets and liabilities of the Business as of June 30, 1994, and its revenues and expenses, changes in equity and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Chicago, Illinois
April 11, 1995

                            THE QUAKER OATS COMPANY
                        NORTH AMERICAN PET FOOD BUSINESS
                          (AS DESCRIBED IN FOOTNOTE 1)
              COMBINED STATEMENT OF CERTAIN ASSETS AND LIABILITIES
                                 JUNE 30, 1994

DOLLARS IN MILLIONS
- -------------------
ASSETS
Current Assets:
 Trade accounts receivable--net of allowances ($1.8)..................... $ 32.1
 Inventories:
  Finished goods.........................................................   24.6
  Raw materials..........................................................    2.7
  Packaging materials and supplies.......................................    2.1
                                                                          ------
   Total inventories.....................................................   29.4
 Deferred income taxes...................................................    9.9
 Other current assets....................................................    4.6
                                                                          ------
   Total Current Assets..................................................   76.0
Property:
 Land....................................................................    3.3
 Buildings and improvements..............................................   50.7
 Machinery and equipment.................................................  128.8
                                                                          ------
  Gross Property.........................................................  182.8
 Less accumulated depreciation...........................................   70.6
                                                                          ------
  Property--Net..........................................................  112.2
Intangible Assets--Net of Amortization...................................   96.6
Other Assets.............................................................   17.1
                                                                          ------
   Total Assets.......................................................... $301.9
                                                                          ======
LIABILITIES AND EQUITY
Current Liabilities:
 Trade accounts payable..................................................  $20.0
 Accrued payroll, pension and bonus......................................    6.3
 Accrued advertising and merchandising...................................   12.6
 Other current liabilities...............................................   14.1
                                                                          ------
  Total Current Liabilities..............................................   53.0
Postretirement Benefit Accrual...........................................   37.8
Deferred Income Taxes....................................................   12.4
Other Liabilities........................................................    4.1
Equity--Net Advances from The Quaker Oats Company........................  194.6
                                                                          ------
   Total Liabilities and Equity.......................................... $301.9
                                                                          ======

          The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE QUAKER OATS COMPANY
                        NORTH AMERICAN PET FOOD BUSINESS
                          (AS DESCRIBED IN FOOTNOTE 1)
                  COMBINED STATEMENT OF REVENUES AND EXPENSES
                        FOR THE YEAR ENDED JUNE 30, 1994

DOLLARS IN MILLIONS
- -------------------
Net sales................................................................ $570.5
Cost of goods sold.......................................................  295.9
                                                                          ------
Gross profit.............................................................  274.6
Selling, general and administrative expenses.............................  235.8
Restructuring charge.....................................................   11.1
Interest expense--net....................................................    6.5
                                                                          ------
Income before income taxes...............................................   21.2
Provision for income taxes...............................................    9.6
                                                                          ------
Net Income............................................................... $ 11.6
                                                                          ======

          The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE QUAKER OATS COMPANY
                        NORTH AMERICAN PET FOOD BUSINESS
                          (AS DESCRIBED IN FOOTNOTE 1)
                    COMBINED STATEMENT OF CHANGES IN EQUITY
                        FOR THE YEAR ENDED JUNE 30, 1994

DOLLARS IN MILLIONS
- -------------------
EQUITY--NET ADVANCES FROM THE QUAKER OATS COMPANY
 Beginning Balance...................................................... $189.7
 Net Income.............................................................   11.6
 Net Remittances to The Quaker Oats Company.............................   (6.7)
                                                                         ------
 Ending Balance......................................................... $194.6
                                                                         ======

          The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE QUAKER OATS COMPANY
                       NORTH AMERICAN PET FOOD BUSINESS
                         (AS DESCRIBED IN FOOTNOTE 1)
                       COMBINED STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JUNE 30, 1994

DOLLARS IN MILLIONS
- -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...........................................................  $ 11.6
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.......................................    14.4
  Deferred income taxes...............................................     5.5
  Restructuring charge................................................    11.1
  Loss on disposition of property, plant and equipment................     0.7
  Decrease in trade accounts receivable...............................     0.5
  (Increase) in inventories...........................................    (0.7)
  Decrease in other current assets....................................     9.4
  (Decrease) in trade accounts payable................................    (0.9)
  (Decrease) in other current liabilities.............................   (37.7)
  Other items.........................................................     6.0
                                                                        ------
   Net Cash Provided by Operating Activities..........................    19.9
                                                                        ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equipment...........................   (13.2)
                                                                        ------
  Net Cash (Used in) Investing Activities.............................   (13.2)
                                                                        ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in net advances from The Quaker Oats Company..................    (6.7)
                                                                        ------
  Net Cash (Used in) Financing Activities.............................    (6.7)
                                                                        ------
Net Change in Cash....................................................  $   --
                                                                        ======

  The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE QUAKER OATS COMPANY
                       NORTH AMERICAN PET FOOD BUSINESS
                         (AS DESCRIBED IN FOOTNOTE 1)
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

NOTE 1 PRINCIPLES OF COMBINATION

  The financial statements include the operations and certain assets and liabilities of the North American Pet Food Business (the "Business") of The Quaker Oats Company ("Quaker"). Refer to Note 2, Basis of Presentation. The Business, which includes Quaker's indirect wholly owned subsidiary Gaines Pet Foods Corp. ("Gaines"), a Delaware corporation, has operations in the United States, Canada and Mexico. All significant intercompany transactions have been eliminated.

  On March 14, 1995, Quaker completed the sale of the Business to H.J. Heinz Company, a Pennsylvania corporation, and its wholly owned subsidiary Star-Kist Foods Inc., a California corporation ("Heinz"). Refer to Note 3, Subsequent Events, for further discussion.

NOTE 2 BASIS OF PRESENTATION

  As a result of the Business' relationship with Quaker, the financial position and results of operations are not necessarily indicative of what actually would have occurred had the Business been a stand-alone entity. Additionally, these financial statements are not necessarily indicative of future financial position or results of operations.

Combined statement of certain assets and liabilities

  The combined statement of certain assets and liabilities consist of the items being sold to or assumed by Heinz and other assets and liabilities specifically identifiable or allocable to the Business, but that are not being sold to Heinz.

  The assets and liabilities sold to or assumed by Heinz include: a) real property at the Lawrence, Kansas, Topeka, Kansas, and Kankakee, Illinois, manufacturing facilities and the Barrington, Illinois, Pet Nutrition Center and buildings, structures and fixtures and other improvements located thereon;
b) certain tangible property located at these and other facilities; c) inventory of the Business; d) promotional inventory; e) certain purchased intellectual and intangible property; f) the goodwill of the Gaines subsidiary; g) certain advertising and merchandising liabilities, and h) certain vacation liabilities.

  Other specifically identifiable assets and liabilities related to the Business but not being sold to Heinz include: accounts receivable, current and deferred income taxes, certain employee benefit liabilities and other miscellaneous assets and liabilities. Allocated items include trade accounts payable. Management believes that the methods used for allocating these items are reasonable.

Combined statement of revenues and expenses

  The combined statement of revenues and expenses reflects substantially all of the Business' costs associated with the normal course of business. These costs include direct expenses and certain expenses incurred by Quaker on the Business' behalf. Refer to Note 5, Supplementary Expense Information, for further details. Expenses that are not incurred for the benefit of Business are not allocated.

NOTE 3 SUBSEQUENT EVENTS

  On February 6, 1995, Quaker entered into an agreement (the "Agreement") to sell certain assets, liabilities and obligations of the Business to Heinz, including all of the issued and outstanding stock of Gaines. The sale was completed on March 14, 1995. The assets sold included, among other things, various machinery, equipment, inventory, books and records, intellectual and intangible property, manufacturing facilities in Kankakee, Illinois, and Lawrence and Topeka, Kansas, and a pet nutrition center in Barrington, Illinois. Major brands sold included Kibbles'n Bits, Cycle, Gravy Train and Ken-L Ration dog food and Snausages, Pup-Peroni and Pounce pet treats. The liabilities assumed included, among other things, certain coupon and trade deal liabilities and vacation liabilities. The balances as of June 30, 1994, of assets sold and liabilities assumed by Heinz in the Agreement were as follows:

                                                                    BALANCE AT
ASSET/(LIABILITY)                                                  JUNE 30, 1994
- -----------------                                                  -------------
Premium inventory.................................................    $  0.4
Inventory.........................................................      29.4
Fixed assets net of accumulated depreciation......................     112.2
Vacation liability................................................      (3.7)
Trade deal liability..............................................      (4.6)
Coupon liability..................................................      (7.5)

  Quaker has no financial interest in the Business after the date of sale to Heinz except to settle outstanding liabilities and collect outstanding receivables which were not sold to Heinz. In addition, Quaker may remain liable after the sale to Heinz for certain known and unknown existing obligations and liabilities that are not transferred to and assumed by Heinz.

NOTE 4 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  INVENTORIES--Inventories are valued at the lower of cost or market, using the cost methods described below, and include the cost of raw materials, labor and overhead. The percentage of year-end inventories valued using each of the methods was as follows:

                                                                   JUNE 30, 1994
                                                                   -------------
Last-in, first-out (LIFO).........................................     92.0%
Average quarterly cost............................................      8.0%

  If the LIFO method of valuing these inventories was not used, total inventories would have been $3.6 million higher than reported at June 30, 1994.

  COMMODITY FUTURES AND OPTIONS CONTRACTS--A variety of futures and options are used in the management of commodity price exposures. Realized and unrealized gains and losses on commodity options and futures contracts that hedge commodity price exposure are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold.

  PROPERTY AND DEPRECIATION--Property, plant and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives range from 5 to 50 years for building and improvements and from 3 to 17 years for machinery and equipment. Depreciation expense for the year ending June 30, 1994 was $11.3 million.

  INTANGIBLE ASSETS--Intangible assets consist principally of excess purchase price over net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over 40 years. The Business continually evaluates whether events or circumstances have occurred indicating that the remaining useful life of goodwill may not be appropriate. When factors indicate that goodwill should be evaluated for possible impairment, the

Business uses an estimate of the acquired business' undiscounted future operating income compared to the carrying value of goodwill to determine if a write-off is necessary. Gross goodwill as of June 30, 1994 was $120.0 million. Accumulated goodwill amortization as of June 30, 1994 was $23.4 million.

  FOREIGN CURRENCY TRANSLATION--Assets and liabilities of the Business' operations in Canada and Mexico are translated at current exchange rates, while income and expenses are translated at average rates for the period. Translation gains and losses are not material.

  OTHER ASSETS--Other assets at June 30, 1994 consist principally of prepaid pension assets.

NOTE 5 SUPPLEMENTARY EXPENSE INFORMATION

  The Business primarily conducts its operations as an integrated component of Quaker's U.S. and Canadian Grocery Products Division. Certain expenses are shared and are charged or allocated to the Business from Quaker. Except for advertising and marketing expenses and cost of goods sold, the majority of the remaining operating, general and administrative expenses of the business are allocated from Quaker to the Business. Management believes that the method of allocating these expenses is reasonable.

  Selling, general and administrative expenses consist of the following:

DOLLARS IN MILLIONS                                                JUNE 30, 1994
- -------------------                                                -------------
Advertising and marketing.........................................    $155.7
Shared operating expenses (A) (B).................................      61.1
Bonus and profit sharing (B)......................................       6.7
Research and development (A) (B)..................................       6.5
Amortization of intangibles.......................................       3.1
Corporate overhead allocations (B) (C)............................       2.7
                                                                      ------
  Total selling, general and administrative expense...............    $235.8
                                                                      ======

  (A) SHARED OPERATING EXPENSES--Quaker allocates to the Business a ratable portion of shared operating expenses including sales force and brokers, certain other marketing expenses, product research and general and administrative services. These expenses are allocated to the Business on a basis that approximates actual services provided as determined by various measures. The Business also participates in Quaker's consolidated risk management programs for property and casualty insurance. The Business is charged for annual premiums, reported losses and an estimate of incurred but not reported losses.

  (B) EMPLOYEES--Employees whose services benefit the Business are employees of Quaker and their compensation is paid by Quaker. The Business is charged for the employee cost based on actual salary and fringe benefit costs of the assigned employees. These employees also participate in a number of Quaker insurance and employee benefit programs. The Business shares in the cost of these programs through annual charges of each program's cost. Current employees who are primarily employed in the Business, including the employees of Gaines, other than those identified in the purchase agreement, were offered employment by Heinz on or before the date of sale.

  (C) CORPORATE OVERHEAD ALLOCATIONS--Quaker provides certain corporate general and administrative services to the Business including personnel, legal, finance, facility management and utilities. These expenses are allocated to the Business on a basis that approximately reflects actual services provided.

NOTE 6 EQUITY--NET ADVANCES FROM THE QUAKER OATS COMPANY

  The Business participates in a centralized cash management program administered by Quaker. Cash collected from operations is remitted to Quaker and advances are made by Quaker, as needed, to cover the

Business' operating expenses and capital requirements. Cash remitted to Quaker decreases the advances from Quaker; conversely, expenses paid by Quaker increases the advances from Quaker.

  The authorized capital stock of Gaines consists of 1000 shares of common stock, $1.00 par value. Gaines had 100 shares issued and outstanding at June 30, 1994. The book basis in the capital stock was $203.3 million and retained earnings was $6.2 million. These amounts are included in Equity--Net Advances from The Quaker Oats Company.

  Gaines also had an investing and borrowing arrangement under which it borrowed and loaned funds to and from Quaker and its affiliated entities. This arrangement provided for an interest rate based on the yield of U.S. Treasury Bonds. The loans and receivables outstanding as of June 30, 1994, were included in the Equity--Net Advances from The Quaker Oats Company. The net interest income from this arrangement was not material. This arrangement was settled prior to the sale to Heinz.

  Quaker incurs interest expense relating to debt for total company operations. The portion of interest expense allocated to the Business is based on the ratio of the Business' net assets to Quaker's net assets plus debt. The following represents that allocation:

DOLLARS IN MILLIONS                                                JUNE 30, 1994
- -------------------                                                -------------
Allocated interest expense........................................     $ 7.0
Interest expense capitalized......................................      (0.5)
                                                                       -----
Allocated net interest expense....................................     $ 6.5
                                                                       =====

NOTE 7 RESTRUCTURING CHARGES

  In May 1994, the Board of Directors of Quaker approved plans that resulted in a restructuring charge of $11.1 million for the Canadian operations of the Business. The approved plans included the closing of a pet foods facility and refocusing the Canadian business. The cost of providing severance and termination benefits for the elimination of approximately 230 positions was $6.1 million of the restructuring charge and was a cash expense. Non-cash asset write-offs amounted to $4.3 million. The remaining $0.7 million was for cash expenses for loss on leases. The reengineering efforts are expected to save between $1.5 million and $2.5 million annually beginning in fiscal 1995. Approximately half of the savings will be in cash. Severance and termination benefits and other cash outlays have occurred predominately in fiscal 1995.

  In fiscal 1993, the Business recorded a restructuring charge of $38.6 million to consolidate production facilities at a U.S. pet foods plant. The charge included $20.7 million for non-cash asset write-offs and $17.9 million in cash for severance and termination benefits and other related plant consolidation costs. The consolidation was completed in fiscal 1994 and $2.7 million of excess reserves was taken back into income. This amount is included in cost of goods sold. The Business realized approximately $14 million in combined savings from these actions in fiscal 1994.

NOTE 8 PENSION PLANS

  All employees in the United States and Canada assigned to the Business are employees of Quaker or Gaines and are covered by Quaker's or Gaines' various pension plans. Heinz is not assuming any obligations related to these plans. Plan benefits are based on compensation paid to employees and their years of service. The net pension costs of these plans are not directly recorded by the Business. However, the Business shares in the overall cost of these plans through the fringe benefit cost of the assigned employees. Quaker's policy is to make contributions to its U.S. plans within the maximum amount deductible for Federal income tax purposes. Plan assets consist primarily of equity securities and government, corporate and other fixed income obligations.

  Reconciliations of the funded status of Quaker's defined benefit plans related to transferred U.S. employees of the Business to the prepaid (accrued) pension costs were as follows:

                                                         OVERFUNDED UNDERFUNDED
DOLLARS IN MILLIONS                                       6/30/94     6/30/94
- -------------------                                      ---------- -----------
Vested benefits.........................................   $ 71.4      $27.7
Non-vested benefits.....................................      0.2        0.1
                                                           ------      -----
Accumulated benefit obligation..........................     71.6       27.8
Effect of projected future salary increases.............      4.0        0.0
                                                           ------      -----
Projected benefit obligation............................     75.6       27.8
Plan assets at market value.............................     92.6       22.0
                                                           ------      -----
Projected benefit obligation less (greater) than plan
assets..................................................     17.0       (5.8)
Unrecognized net loss...................................      8.3        1.7
Unrecognized net (asset) liability at transition........    (10.2)       2.3
                                                           ------      -----
Prepaid (accrued) pension costs.........................   $ 15.1      $(1.8)
                                                           ======      =====

Assumptions (reflecting averages across all plans):
Weighted average discount rate: 8%
Rate of future compensation increases: 5%
Long-term rate of return on plan assets: 8.5%

  Reconciliation of the funded status of Quaker's defined benefit plans related to transferred Canadian employees of the Business to the (accrued) pension costs was as follows:

                                                                      OVERFUNDED
DOLLARS IN MILLIONS                                                JUNE 30, 1994
- -------------------                                                -------------
Vested benefits...................................................     $ 5.1
Non-vested benefits...............................................       0.0
                                                                       -----
Accumulated benefit obligation....................................       5.1
Effect of projected future salary increases.......................       1.0
                                                                       -----
Projected benefit obligation......................................       6.1
Plan assets at market value.......................................       6.2
                                                                       -----
Projected benefit obligation less than plan assets................       0.1
Unrecognized net gain.............................................      (0.1)
Unrecognized prior service cost...................................       0.5
Unrecognized net asset at transition..............................      (0.8)
                                                                       -----
(Accrued) pension costs...........................................     $(0.3)
                                                                       =====

Assumptions (reflecting averages across all plans):
Weighted average discount rate: 8%
Rate of future compensation increases: 5.5%
Long-term rate of return on plan assets: 8.0%

NOTE 9 POSTRETIREMENT BENEFITS OTHER THAN PENSIONS AND OTHER POSTEMPLOYMENT BENEFITS

  Employees in the United States and Canada assigned to the Business are employees of Quaker or Gaines and are covered by Quaker's various postretirement health care plans. Heinz is not assuming any obligations related to these plans. The plans provide for the payment of certain health care and life insurance benefits for retired employees who meet certain service-related eligibility requirements. The net postretirement benefit costs of these plans are not directly recorded by the Business. However, the Business shares in the overall cost of these plans through the fringe benefit cost of the assigned employees. Quaker funds only the plans' annual cash requirements.

  Quaker's unfunded accumulated postretirement benefit obligations for the Business' transferred employees participating in Quaker's postretirement plans were as follows:

DOLLARS IN MILLIONS                                                JUNE 30, 1994
- -------------------                                                -------------
Current retirees..................................................     $23.4
Current active employees--fully eligible..........................       2.0
Current active employees--not fully eligible......................      16.8
                                                                       -----
Accumulated postretirement benefit obligation.....................      42.2
Unrecognized net loss.............................................      (2.3)
                                                                       -----
Accrued postretirement benefit costs..............................     $39.9
Less amount included in other current liabilities.................      (2.1)
                                                                       -----
Long-term accrued postretirement benefit costs....................      37.8
                                                                       =====

Assumptions:
Weighted average discount rate: 8%
Health care trend rates (varies by plan)                   1995  2005 and Beyond
- ----------------------------------------                  ------ ---------------
Pre-age 65:.............................................. 10-14%      4-6%
Age 65 and over.......................................... 10-14%      5-6%

  If the health care trend rates were increased one percentage point, the current-year postretirement benefit costs would have been $1.0 million higher and the accumulated postretirement benefit obligation at June 30, 1994 would have been $8.1 million higher.

  Effective July 1, 1994, the Business adopted FASB Statement No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adoption is a $0.5 million after-tax charge in the first quarter of fiscal 1995.

NOTE 10 INCOME TAXES

  The U.S. and Mexican operations of the Business are included in the consolidated Federal income tax return of Quaker. The Canadian operations of the Business are included in the consolidated tax return of Quaker's Canadian Subsidiary. The Business calculated the current and deferred taxes, for purposes of these financial statements, as if it filed a separate combined tax return; except that if any items were subject to limitations in the Business' tax calculations, such limitations were determined on the basis of the Quaker consolidated group. Deferred income taxes were provided when tax laws and financial accounting standards differ with respect to the amount of income calculated for a given year and the bases of assets and liabilities. Income taxes are ultimately paid by and are the responsibility of Quaker. There is no tax sharing agreement between the Business and Quaker. Quaker will retain liability for all taxes of the Business for operating activity up through the date of sale.

  Provision for income taxes on income was as follows:

DOLLARS IN MILLIONS                                                JUNE 30, 1994
- -------------------                                                -------------
Currently payable--
Federal...........................................................     $ 0.4
Non-U.S...........................................................      (0.8)
State.............................................................       3.0
                                                                       -----
Total currently payable...........................................      $2.6
                                                                       -----
Deferred--net
Federal...........................................................     $11.3
Non-U.S...........................................................      (3.8)
State.............................................................      (0.5)
                                                                       -----
Total deferred--net...............................................     $ 7.0
                                                                       -----
Provision for income taxes........................................     $ 9.6
                                                                       -----

  The components of the deferred income tax provision were as follows:

DOLLARS IN MILLIONS                                                JUNE 30, 1994
- -------------------                                                -------------
Accelerated tax depreciation......................................     $(4.5)
Postretirement benefits...........................................      (1.4)
Accrued expenses including restructuring charges..................      11.2
Other.............................................................       1.7
                                                                       -----
Provision for deferred income taxes...............................     $ 7.0
                                                                       -----

  The sources of pretax income were as follows:

DOLLARS IN MILLIONS                                                JUNE 30, 1994
- --------------------                                               -------------
U.S. sources......................................................     $33.0
Non-U.S. sources..................................................     (11.8)
                                                                       -----
Income before income taxes........................................     $21.2
                                                                       -----

  Reconciliation of the statutory Federal income tax rate to the effective income tax rate was as follows:

DOLLARS IN MILLIONS                                         JUNE 30, 1994
- --------------------                                  -------------------------
                                                      AMOUNT  %OF PRETAX INCOME
                                                      ------- -----------------
Tax provision based on the U.S. Federal statutory
rate.................................................  $7.4         35.0%
State and local income taxes--net of
 Federal income tax benefit..........................   1.7          8.0
Amortization of intangible assets....................   1.0          4.7
Non-U.S. tax rate differential.......................  (0.5)        (2.4)
                                                       ----         ----
Provision for income taxes...........................  $9.6         45.3%
                                                       ----         ----

  The combined statement of certain assets and liabilities included the following deferred tax assets and deferred tax liabilities:

                                              JUNE 30, 1994
                              ------------------------------------------------
                              DEFERRED TAX ASSETS   DEFERRED TAX LIABILITIES
                              ------------------- ----------------------------
DOLLARS IN MILLIONS           CURRENT NON-CURRENT   CURRENT      NON-CURRENT
- -------------------           ------- ----------- -----------   --------------
Depreciation and
amortization.................   $0.5      $1.4            $0.0          $(24.0)
Postretirement benefits......    0.8      14.9             0.0             0.0
Other benefit plans..........    1.4       1.4            (0.6)           (6.0)
Accrued expenses including
restructuring changes........    8.9       0.0            (1.2)            0.0
Other........................    0.1       0.0             0.0            (0.1)
                               -----     -----     -----------    ------------
Total........................  $11.7     $17.7           $(1.8)         $(30.1)
                               =====     =====     ===========    ============

NOTE 11 FINANCIAL INSTRUMENTS

  Financial instruments are primarily used to reduce the impact of commodity price fluctuations. The main financial instruments used are commodity options and futures contracts.

  The commodity hedge instruments are used to reduce the risk that raw material purchases will be adversely affected as commodity prices change. While the hedge instruments are subject to the risk of loss from changing commodity prices, the losses would generally be offset by lowered costs of the purchases being hedged. Quaker, acting on behalf of the Business, does not trade these instruments with the objective of earning financial gains on the commodity price fluctuations alone, nor does it trade in commodities for which there are no underlying exposures. Quaker's management believes that its use of financial instruments to reduce commodity price fluctuation effects is in the Business' best interest.

  Primarily purchases of corn and soybeans are hedged. Of the $295.9 million in cost of goods sold, approximately $35 million to $45 million is in commodities that may be hedged. Quaker's strategy is to typically hedge most of the production requirements for the following twelve-month period. As of June 30, 1994, over 90% of fiscal 1995 hedgeable production requirements were hedged. Deferred unrecognized losses related to commodity options and futures contracts as of June 30, 1994 were $1.0 million. Realized losses charged to cost of goods sold in fiscal 1994 were $0.1 million. The fair value of these commodity instruments as of June 30, 1994, based on quotes from brokers, was $0.8 million.

  The counterparties to Quaker's financial instruments are major financial institutions. Quaker continually evaluates the creditworthiness of the counterparties and has never experienced, nor does it anticipate, nonperformance by any of its counterparties.

NOTE 12 LITIGATION

   The Business is not a party to any pending legal proceedings or environmental clean-up actions that it believes will have a material adverse effect on its financial position or results of operations.

                THE QUAKER OATS COMPANY
                NORTH AMERICAN PET FOOD BUSINESS

                UNAUDITED INTERIM FINANCIAL STATEMENTS

                            THE QUAKER OATS COMPANY
                       NORTH AMERICAN PET FOOD BUSINESS
                           (AS DESCRIBED IN NOTE 1)
             COMBINED STATEMENT OF CERTAIN ASSETS AND LIABILITIES
                                MARCH 13, 1995
                       (NOT COVERED BY AUDITORS' REPORT)

DOLLARS IN MILLIONS
- -------------------
ASSETS
Current Assets:
 Trade accounts receivable--net of allowances ($1.5).................... $ 33.6
 Inventories:
  Finished goods........................................................   20.5
  Raw materials.........................................................    2.7
  Packaging materials and supplies......................................    2.6
                                                                         ------
    Total inventories...................................................   25.8
 Deferred income taxes..................................................   11.1
 Other current assets...................................................    2.6
                                                                         ------
    Total Current Assets................................................   73.1
                                                                         ------
Property:
 Land...................................................................    3.3
 Buildings and improvements.............................................   47.7
 Machinery and equipment................................................  130.6
                                                                         ------
    Gross Property......................................................  181.6
 Less accumulated depreciation..........................................   72.0
                                                                         ------
    Property--Net.......................................................  109.6
Intangible Assets--Net of Amortization..................................   94.5
Other Assets............................................................   19.1
                                                                         ------
      Total Assets...................................................... $296.3
                                                                         ======
LIABILITIES AND EQUITY
Current Liabilities:
 Trade accounts payable................................................. $ 12.1
 Accrued payroll, pension and bonus.....................................    5.4
 Accrued advertising and merchandising..................................   14.6
 Other current liabilities..............................................    6.5
                                                                         ------
    Total Current Liabilities...........................................   38.6
Postretirement Benefit Accrual..........................................   37.7
Deferred Income Taxes...................................................   16.0
Other Liabilities.......................................................    8.0
Equity--Net Advances from The Quaker Oats Company.......................  196.0
                                                                         ------
      Total Liabilities and Equity...................................... $296.3
                                                                         ======

  The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE QUAKER OATS COMPANY
                       NORTH AMERICAN PET FOOD BUSINESS
                           (AS DESCRIBED IN NOTE 1)
                 COMBINED STATEMENTS OF REVENUES AND EXPENSES
                       (NOT COVERED BY AUDITORS' REPORT)

                                                                EIGHT MONTH AND
                                                                   THIRTEEN
                                                                  DAY PERIOD
                                                                ENDED MARCH 13,
                                                                ---------------
DOLLARS IN MILLIONS                                               1995    1994
- -------------------                                             ------- -------
Net sales...................................................... $ 391.8  $401.1
Cost of goods sold.............................................   204.4   211.4
                                                                ------- -------
Gross profit...................................................   187.4   189.7
Selling, general and administrative expenses...................   161.8   170.1
Interest expense--net..........................................     6.2    10.6
                                                                ------- -------
Income before income taxes and
 cumulative effect of accounting change........................    19.4     9.0
Provision for income taxes.....................................     8.6     4.1
                                                                ------- -------
Income before cumulative effect of accounting change...........    10.8     4.9
Cumulative effect of accounting change--net of tax.............     0.5      --
                                                                ------- -------
Net income..................................................... $  10.3 $   4.9
                                                                ======= =======

  The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE QUAKER OATS COMPANY
                       NORTH AMERICAN PET FOOD BUSINESS
                           (AS DESCRIBED IN NOTE 1)
                       COMBINED STATEMENTS OF CASH FLOWS
                       (NOT COVERED BY AUDITORS' REPORT)

                                                             EIGHT MONTH AND
                                                           THIRTEEN DAY PERIOD
                                                             ENDED MARCH 13,
                                                           --------------------
DOLLARS IN MILLIONS                                           1995       1994
- -------------------                                        ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................................... $    10.3  $     4.9
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization...........................       9.1       10.4
  Deferred income taxes...................................       3.6       (1.1)
  Loss on disposition of property, plant and equipment....       1.5        0.7
  (Increase) decrease in trade accounts receivable........      (1.5)       0.8
  Decrease (increase) in inventories......................       3.6       (3.0)
  Decrease in other current assets........................       0.8        6.6
  (Decrease) in trade accounts payable....................      (7.9)      (3.2)
  (Decrease) in other current liabilities.................      (6.5)     (13.1)
  Other items, net........................................       5.3        4.6
                                                           ---------  ---------
    Net Cash Provided by Operating Activities.............      18.3        7.6
                                                           ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equipment...............      (9.4)     (12.6)
                                                           ---------  ---------
    Net Cash (Used in) Investing Activities...............      (9.4)     (12.6)
                                                           ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Remittances (to) from The Quaker Oats Company........      (8.9)       5.0
                                                           ---------  ---------
    Net Cash (Used in) Provided by Financing Activities...      (8.9)       5.0
Net Change in Cash........................................ $      --  $      --
                                                           =========  =========

  The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE QUAKER OATS COMPANY
                       NORTH AMERICAN PET FOOD BUSINESS
                           (AS DESCRIBED IN NOTE 1)
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)
                       (NOT COVERED BY AUDITORS' REPORT)

NOTE 1
PRINCIPLES OF COMBINATION

  The financial statements include the operations and certain assets and liabilities of the North American Pet Food Business (the "Business") of The Quaker Oats Company ("Quaker"). The Business, which includes Quaker's indirect wholly owned subsidiary Gaines Pet Foods Corp. ("Gaines"), a Delaware corporation, has operations in the United States, Canada and Mexico. All significant intercompany transactions have been eliminated.

  On March 14, 1995, Quaker completed the sale of the Business to H.J. Heinz Company, a Pennsylvania corporation, and its wholly owned subsidiary Star-Kist Foods Inc., a California corporation ("Heinz"). Refer to Note 3, Subsequent Events, for further discussion.

NOTE 2
BASIS OF PRESENTATION

  In the opinion of management, these financial statements include all adjustments necessary to present fairly the financial position as of March 13, 1995 and results of operations and cash flows for all periods presented. All adjustments made have been of a normal and recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Business believes that the disclosures included are adequate and provide a fair presentation of interim period results. As a result of the Business' relationship with Quaker, the financial position and results of operations are not necessarily indicative of what actually would have occurred had the Business been a stand-alone entity. Additionally, these financial statements are not necessarily indicative of future financial position or results of operations. It is suggested that these financial statements be read in conjunction with the Business' audited financial statements and notes thereto for the fiscal year ended June 30, 1994.

Combined Statement of Certain Assets and Liabilities

  The Combined Statement of Certain Assets and Liabilities consists of the items being sold to or assumed by Heinz and other assets and liabilities specifically identifiable or allocable to the Business, but that are not being sold to Heinz.

  The assets and liabilities sold to or assumed by Heinz include: a) real property at the Lawrence, Kansas, Topeka, Kansas, and Kankakee, Illinois, manufacturing facilities and the Barrington, Illinois, Pet Nutrition Center and buildings, structures and fixtures and other improvements located thereon;
b) certain tangible property located at these and other facilities; c) inventory of the Business; d) promotional inventory; e) certain purchased intellectual and intangible property; f) the goodwill of the Gaines subsidiary; g) certain advertising and merchandising liabilities; and h) certain vacation liabilities.

  Other specifically identifiable assets and liabilities related to the Business but not being sold to Heinz include: accounts receivable, current and deferred income taxes, certain employee benefit liabilities and other miscellaneous assets and liabilities. Allocated items include trade accounts payable. Management believes that the methods used for allocating these items are reasonable.

Combined Statements of Revenues and Expenses

  The Combined Statements of Revenues and Expenses reflect substantially all of the Business' costs associated with the normal course of business. These costs include direct expenses and certain expenses incurred by Quaker on the Business' behalf. Expenses that are not incurred on behalf of the Business are not allocated.

NOTE 3
RECENT DEVELOPMENT

  On February 6, 1995, Quaker entered into an agreement (the "Agreement") to sell certain assets, liabilities and obligations of the Business to Heinz, including all of the issued and outstanding stock of Gaines. The sale was completed on March 14, 1995. The assets sold included, among other things, various machinery, equipment, inventory, books and records, intellectual and intangible property, manufacturing facilities in Lawrence, Kansas, Topeka, Kansas, and Kankakee, Illinois and a pet nutrition center in Barrington, Illinois. Major brands sold included Kibbles'n Bits, Cycle, Gravy Train and Ken-L Ration dog food and Snausages, Pup-Peroni and Pounce pet treats. The liabilities assumed included, among other things, certain coupon and trade deal liabilities and vacation liabilities.

  Quaker has no financial interest in the Business after the date of sale to Heinz except to settle outstanding liabilities and collect outstanding receivables that were not sold to Heinz. In addition, Quaker may remain liable after the sale to Heinz for certain known and unknown existing obligations and liabilities that are not transferred to and assumed by Heinz.

NOTE 4
CHANGE IN ACCOUNTING

  Effective July 1, 1994, the Business adopted FASB Statement No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adoption is a $0.5 million after-tax charge in the first quarter of fiscal 1995.

NOTE 5
LITIGATION

  The Business is not a party to any pending legal proceedings or environmental clean-up actions that it believes will have a material adverse effect on its financial position or results of operations.

ITEM 7B. PRO FORMA FINANCIAL INFORMATION.
- -----------------------------------------

     H. J. HEINZ COMPANY PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following unaudited pro forma combined condensed financial information of H. J. Heinz Company (the "Company") adjusts the historical financial statements of the Company to give pro forma effect to the Company's purchase of all of the North American pet food businesses of The Quaker Oats Company (the "Business") on March 14, 1995, for $725 million in cash, subject to adjustment as provided in the Agreement. The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated on a preliminary basis to the respective assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date.

  The Unaudited Pro Forma Combined Condensed Balance Sheet has been prepared as if the transaction occurred as of January 25, 1995. The Unaudited Pro Forma Combined Statements of Income have been prepared as if the transaction occurred as of the beginning of the periods presented.

  The unaudited pro forma combined statements for the periods presented do not purport to represent what the Company's results of operations or financial position would actually have been had the transaction occurred on the aforementioned dates, or to project the Company's results of operations for any future periods. The unaudited pro forma combined results do not include any synergies that may be realized as a result of the combining of the entities. The Company does, however, expect significant cost synergies to result in various areas of the combined businesses. The pro forma adjustments are based upon available information and upon certain assumptions that the Company's management believes are reasonable under the circumstances. The adjustments are directly attributable to the transaction and are expected to have a continuing impact on the financial position and results of operations of the Company.

  The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and related notes included elsewhere in this Form 8-K/A and the Company's Form 10-K for the year ended April 27, 1994, Form 10-Q for the period ended January 25, 1995 and Form 8-K filed March 29, 1995.

                              H. J. HEINZ COMPANY
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF JANUARY 25, 1995
                             (THOUSANDS OF DOLLARS)

                          H. J. HEINZ  NORTH AMERICAN
                            COMPANY       PETFOOD      PRO FORMA          PRO FORMA
                          AS REPORTED     BUSINESS    ADJUSTMENTS         COMBINED
                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)        (UNAUDITED)
                          ------------ -------------- ------------       -----------
ASSETS
Current Assets:
 Cash and cash
   equivalents..........   $  116,120     $     --      $(25,000)(c)     $   91,120
 Short-term investments,
   at cost which
   approximates market..       68,549           --            --             68,549
 Receivables, net.......      875,925       33,600       (33,170)(a),(b)    876,355
 Inventories............    1,400,081       25,800         2,550 (b)      1,428,431
 Prepaid expenses and
   other current assets.      234,268       13,700        12,200 (a),(b)    260,168
                           ----------     --------      --------         ----------
   Total current assets.    2,694,943       73,100       (43,420)         2,724,623
                           ----------     --------      --------         ----------
Property, plant and
  equipment.............    3,886,149      181,600       (97,607)(b)      3,970,142
Less accumulated
  depreciation..........    1,494,556       72,000       (72,000)(b)      1,494,556
                           ----------     --------      --------         ----------
   Total property, plant
     and equipment, net.    2,391,593      109,600       (25,607)         2,475,586
                           ----------     --------      --------         ----------
Investments, advances
  and other assets......      567,896       19,100         2,080 (a),(b)    589,076
Goodwill, net...........    1,149,514       94,500       430,970 (a),(b)  1,674,984
Other intangibles, net..      525,720           --       153,800 (b)        679,520
                           ----------     --------      --------         ----------
   Total other
     noncurrent assets..    2,243,130      113,600       586,850          2,943,580
                           ----------     --------      --------         ----------
   Total assets.........   $7,329,666     $296,300      $517,823         $8,143,789
                           ==========     ========      ========         ==========

See accompanying notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

                              H. J. HEINZ COMPANY
             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF JANUARY 25, 1995
                            (THOUSANDS OF DOLLARS)

                          H. J. HEINZ  NORTH AMERICAN
                            COMPANY       PETFOOD      PRO FORMA          PRO FORMA
                          AS REPORTED     BUSINESS    ADJUSTMENTS         COMBINED
                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)        (UNAUDITED)
                          ------------ -------------- ------------       -----------
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current Liabilities:
Short-term debt.........   $  855,817     $     --      $450,000 (c)     $1,305,817
Portion of long-term
 debt due within one
 year...................       34,635           --            --             34,635
Other current
 liabilities............    1,199,641       38,600        41,559 (a),(b)  1,279,800
                           ----------     --------      --------         ----------
  Total current
   liabilities..........    2,090,093       38,600       491,559          2,620,252
                           ----------     --------      --------         ----------

Long-term debt..........    2,094,567           --       250,000 (c)      2,344,567
Other liabilities.......      780,274       61,700       (27,736)(a),(b)    814,238
                           ----------     --------      --------         ----------
  Total long-term
   debt and other
   liabilities..........    2,874,841       61,700       222,264          3,158,805
                           ----------     --------      --------         ----------
Shareholders' Equity:
Capital stock...........       72,215           --            --             72,215
Additional capital......      166,332           --            --            166,332
Retained earnings.......    3,808,140           --            --          3,808,140
Cumulative translation
 adjustments............     (191,649)          --            --           (191,649)
Net Advances from The
 Quaker Oats Company....           --      196,000      (196,000)(a)             --
                           ----------     --------      --------         ----------
                            3,855,038      196,000      (196,000)         3,855,038
LESS:
 Treasury stock at cost.    1,461,191           --            --          1,461,191
 Unearned compensation
  relating to the ESOP..       29,115           --            --             29,115
                           ----------     --------      --------         ----------
  Total shareholders'
   equity...............    2,364,732      196,000      (196,000)         2,364,732
                           ----------     --------      --------         ----------
  Total liabilities and
   shareholders' equity.   $7,329,666     $296,300      $517,823         $8,143,789
                           ==========     ========      ========         ==========

See accompanying notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

                              H. J. HEINZ COMPANY
         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF JANUARY 25, 1995

  The unaudited pro forma combined condensed balance sheet as of January 25, 1995 includes the historical balance sheet of the Business as of March 13, 1995 and gives effect to the following Pro Forma Adjustments:

  (a) To eliminate assets not acquired and liabilities not assumed by the Company, as follows:

      Receivables, net................................................ $ 33,600
      Prepaid expenses and other current assets.......................   13,300
      Investments, advances and other assets..........................   19,100
      Goodwill, net...................................................   94,500
      Other current liabilities.......................................   22,500
      Other liabilities...............................................   61,700
      Net advances from The Quaker Oats Company.......................  196,000

  (b) To reflect the Company's purchase of the remaining net assets of the Business and the allocation of the $725 million purchase price as follows:

      Receivables..................................................... $    430
      Inventories.....................................................   28,350
      Prepaid expenses and other current assets.......................   25,900
      Property, plant and equipment...................................   83,993
      Investments, advances and other assets..........................   21,180
      Goodwill........................................................  525,470
      Other intangibles...............................................  153,800
      Other current liabilities.......................................  (80,159)
      Other liabilities...............................................  (33,964)
                                                                       --------
                                                                       $725,000
                                                                       ========

  The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated on a preliminary basis to the respective assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition.

  Other current liabilities include preliminary estimates for provisions for closure, exit and employee termination costs related to the acquired Business. The Company is still studying the specific closures and terminations to be made and, when finally determined, the provisions will be adjusted to reflect the Company's specific plans.

  (c) The acquisition was initially funded through the private placement of $700 million of commercial paper borrowings, with the balance obtained from the working capital of the Company. Subsequently, the Company issued $250 million of five-year 7.5% Notes, the proceeds of which were used to repay a portion of the privately placed commercial paper borrowings.

                              H. J. HEINZ COMPANY
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED JANUARY 25, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          H. J. HEINZ  NORTH AMERICAN
                            COMPANY       PETFOOD      PRO FORMA      PRO FORMA
                          AS REPORTED     BUSINESS    ADJUSTMENTS     COMBINED
                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
                          ------------ -------------- ------------   -----------
Sales...................   $5,665,334     $391,800      $ 27,000 (e) $6,027,234
                                                         (56,900)(f)

Cost of products sold...    3,603,479      204,400        (4,060)(b)  3,830,918
                                                          12,999 (c)
                                                          14,100 (e)
                           ----------     --------      --------     ----------
Gross profit............    2,061,855      187,400       (52,939)     2,196,316
Selling, general and
 administrative
 expenses...............    1,228,604      161,800        (2,245)(c)  1,340,535
                                                          (1,924)(d)
                                                          11,200 (e)
                                                         (56,900)(f)
                           ----------     --------      --------     ----------
Operating income........      833,251       25,600        (3,070)       855,781

Interest income.........       25,655           --            --         25,655

Interest expense........      141,576        6,200        24,086 (a)    172,262
                                                             400 (e)

Other expense, net......       30,395           --            --         30,395
                           ----------     --------      --------     ----------
Income before income
 taxes..................      686,935       19,400       (27,556)       678,779
Provision for income
 taxes..................      254,360        8,600       (11,022)(g)    251,938
                           ----------     --------      --------     ----------
Net income..............   $  432,575     $ 10,800      $(16,534)    $  426,841
                           ==========     ========      ========     ==========
Net income per share....   $     1.74                                $     1.71
                           ==========                                ==========
Average common shares
 outstanding............      248,933                                   248,933
                           ==========                                ==========

  See accompanying notes to Unaudited Pro Forma Combined Statement of Income.

                              H. J. HEINZ COMPANY
           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED JANUARY 25, 1995

  The Unaudited Pro Forma Combined Statement of Income for the nine months ended January 25, 1995 includes the historical results of the Business for the eight month and thirteen day period ended March 13, 1995 and gives effect to the following pro forma adjustments as if the acquisition had occurred on April 28, 1994. The following pro forma adjustments do not include the effects of synergies that are expected to occur due to the integration of the Business into the Company.

  (a) Interest expense has been adjusted to reflect the additional cost associated with $450 million of privately placed commercial paper borrowings and the issuance of $250 million of five-year 7.5% Notes. Interest expense on the short-term commercial paper borrowings has been reflected using the Company's average historical domestic commercial paper interest rate for the nine-month period of approximately 4.9%. A variance of 1/8% in the domestic commercial paper interest rate would cause interest expense for the period to change by approximately $0.4 million. As of May 25, 1995, the Company's current average domestic commercial paper interest rate was approximately 6%.

  (b) Depreciation expense has been adjusted to reflect the restated value of property, plant and equipment.

  (c) Amortization expense has been adjusted to reflect the amortization of goodwill and other intangible assets acquired by the Company. In addition, goodwill amortization recorded by the Business has been reclassified to Cost of products sold from Selling, general and administrative expenses in order to conform with the Company's presentation. Amortization of intangibles has been provided for over periods ranging from 12 to 40 years.

  (d) Certain overhead charges from the former parent company have been eliminated to reflect the fact that the Company does not anticipate incremental corporate overhead charges related to the acquisition of the Business.

  (e) The results of operations of the Business for the period from March 14, 1995 to March 31, 1995 have been recorded to include results comparable to the Company's nine month period.

  (f) Certain trade marketing expenses recorded by the Business have been reclassified as sales deductions to conform with the Company's presentation.

  (g) Taxes on the above adjustments have been provided for at a rate of 40%, which represents the Company's estimated combined federal and state statutory tax rate.

                              H. J. HEINZ COMPANY
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED APRIL 27, 1994
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          H. J. HEINZ  NORTH AMERICAN  PRO FORMA      PRO FORMA
                            COMPANY       PETFOOD     ADJUSTMENTS     COMBINED
                          AS REPORTED*   BUSINESS*    (UNAUDITED)    (UNAUDITED)
                          ------------ -------------- ------------   -----------
Sales...................   $7,046,738     $570,500      $(77,736)(e) $7,539,502

Cost of products sold...    4,381,745      295,900(g)     (6,736)(b)  4,688,241
                                                          17,332 (c)
                           ----------     --------      --------     ----------
Gross profit............    2,664,993      274,600       (88,332)     2,851,261
Selling, general and
 administrative
 expenses...............    1,723,651      235,800        (3,100)(c)  1,875,915
                                                          (2,700)(d)
                                                         (77,736)(e)
Gain on sale of
 confectionery and
 specialty rice
 businesses.............      127,001           --            --        127,001

Restructuring Charge--
North American
 Petfood Business.......           --       11,100(g)         --         11,100
                           ----------     --------      --------     ----------
Operating income........    1,068,343       27,700        (4,796)     1,091,247
Interest income.........       36,771           --            --         36,771
Interest expense........      149,243        6,500        27,129(a)     182,872
Other expense, net......       33,485           --            --         33,485
                           ----------     --------      --------     ----------
Income before income
 taxes..................      922,386       21,200       (31,925)       911,661
Provision for income
 taxes..................      319,442        9,600       (12,770)(f)    316,272
                           ----------     --------      --------     ----------
Net income..............   $  602,944     $ 11,600      $(19,155)    $  595,389
                           ==========     ========      ========     ==========
Net income per share....   $     2.35                                $     2.32
                           ==========                                ==========
Average common shares
 outstanding............      256,812                                   256,812
                           ==========                                ==========

*Summarized from audited fiscal year 1994 Financial Statements.

  See accompanying notes to Unaudited Pro Forma Combined Statement of Income.

                              H. J. HEINZ COMPANY
           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED APRIL 27, 1994

  The Unaudited Pro Forma Combined Statement of Income for the fiscal year ended April 27, 1994 includes the historical results of the Business for the twelve months ended June 30, 1994 and gives effect to the following pro forma adjustments as if the acquisition had occurred on April 29, 1993. The following pro forma adjustments do not include the effects of synergies that are expected to occur due to the integration of the Business into the Company.

  (a) Interest expense has been adjusted to reflect the additional cost associated with $450 million of privately placed commercial paper borrowings and the issuance of $250 million of five-year 7.5% Notes. Interest expense on the short-term commercial paper borrowings has been reflected using the Company's fiscal 1994 average historical domestic commercial paper interest rate of approximately 3.3%. A variance of 1/8% in the domestic commercial paper interest rate would cause annual interest expense to change by approximately $0.6 million. As of May 25, 1995, the Company's current average domestic commercial paper interest rate was approximately 6%.

  (b) Depreciation expense has been adjusted to reflect the restated value of property, plant and equipment.

  (c) Amortization expense has been adjusted to reflect the amortization of goodwill and other intangible assets acquired by the Company. In addition, goodwill amortization recorded by the Business has been reclassified to Cost of products sold from Selling, general and administrative expenses in order to conform with the Company's presentation. Amortization of intangibles has been provided for over periods ranging from 12 to 40 years.

  (d) Certain overhead charges from the former parent company have been eliminated to reflect the fact that the Company does not anticipate incremental corporate overhead charges related to the acquisition of the Business.

  (e) Certain trade marketing expenses recorded by the Business have been reclassified as sales deductions to conform with the Company's presentation.

  (f) Taxes on the above adjustments have been provided for at a rate of 40%, which represents the Company's estimated combined federal and state statutory tax rate.

  (g) The historical results of the Business include a net non-recurring restructuring charge of $8.4 million (pretax) or approximately $0.02 per share. See Note 7 to the North American Petfood Business Audited Financial Statements for additional information regarding the nature of the net charge.